Exhibit 10.43

Technology Transfer Contract

Project name: The Technology on Genetic Engineering of Chimeric Antigen Receptor (CAR)-Modified T Cells Targeting toTumor and its Applications

The Transferor (Party A): General Hospital of the Chinese People’s Liberation Army
Legal representative: Li Shuzhang
Address: No. 28, Fuxing Road, Haidian District, Beijing; zip code: 100039
Tel.: 010-68182255

The Transferee (Party B): Cellular Biomedicine Group (Shanghai) .Ltd.
Legal representative: Cao Wei
Address: 5F, No. 1 Building, No. 333, Guiping Road, Xuhui District, Shanghai; zip code: 200233
Tel.: 021-54069990

When facing the development trend of industrialization of global regenerative medicine and tumor immune cell treatment technology, in order to effectively promote the clinical transformation of innovative technology in tumor immunotherapy, both parties hereto agree to enter into the Contract concerning the technology transfer of “The Technology on Genetic Engineering of Chimeric Antigen Receptor (CAR)-Modified T Cells Targeting to Tumor and its Applications ” through friendly consultation.

1. The Contents of Technology Transfer

(I) The Contents of technology transfer

The Technology on Genetic Engineering of Chimeric Antigen Receptor (CAR)-Modified T Cells Targeting to Tumor and its Applications  in immunotherapy of hematologic tumor and non-hematologic tumor, including the data on applications of the relevant technologies in clinical trial study and the obtainable invention patents or patents’ application right.

(II) Four technologies transferred

1. Anti -CD19CAR-T cells-based immunotherapy technology

(1) The Patent right with the application number of “2014100625934. X” and name of “A Chimeric Antigen Receptor and its Gene and its Gene Recombinant Expression Vector, CD19-Targeted Genetic Engineered NKT Cells and its Applications”.

(2) The Clinical trial protocol and the preliminary report of clinical trial with application of the patented technology on experimental treatment of acute B lymphocytic leukemia with CD19 positive marker in progressive stage.

2. Anti-CD20 CAR-T cells-based immunotherapy technology

(1) The Patent right with application number of “201410062069. 7” and name of “A Chimeric Antigen Receptor and its Gene and its Gene Recombinant Expression Vector, CD20-Targeted Genetic Engineered NKT Cells and its Applications ”.

(2) The Clinical trial protocol and the preliminary report of clinical trial with application of the patented technology on experimental treatment of acute B lymphoma with CD20 positive marker in progressive stage.

3. Anti-CD30 CAR-T cells immunotherapy technology

(1) The Patent right with application number of “20150024857. 1” and name of “A Chimeric Antigen Receptor and its Gene and its Gene Recombinant Expression Vector, CD30- Targeted Genetic Engineered NKT Cells and its Applications”.

(2) The Clinical trial protocol and the preliminary report of clinical trial with application of the patented technology on experimental treatment of Hodgkin’s lymphoma with CD30 positive marker.

4、Anti-HER1(EGFR) CAR-T cells immunotherapy technology

(1) The Patent right with application number of “201410426060. X” and name of “A Chimeric Antigen Receptor and its Gene and its Gene Recombinant Expression Vector, HER1 -Targeted Genetic Egineered NKT Cells and its Applications”.

(2) The Clinical trial protocol and the preliminary report of clinical trial with application of the patented technology on experimental treatment of  advancedlung cancer with HER1 positive marker.

(III) The patent application number of above four invention patents has been issued by State Intellectual Property Office of the PRC; while no authorization is permitted. Party A agrees to exclusively transferring the application right for four technologies and patents to Party B once. Where it is declared as invalid or no patent is obtained, above technologies shall be deemed as non-patented technology transfer and the Contract shall be performed continuously, with relevant transfer conditions and both parties’ rights and obligations remaining unchanged.

2. Submission Deadline and Method of Technical Data

Within thirty (30) days since the effective date hereof, Party A shall provide Party B with materials related to four technologies specified in Article 1 hereof in the form of paper document and electronic document, including:

1. Patent text.
2. Change notice of patent application right.
3. Process route of product production.

4. Standardized operation procedure of product production.
5. Quality control standard of product.
6. Clinical trial protocol.
7. Ethical review approval of clinical trial.
8. Final report of clinical trial.

3. Technical Training and Implementation Guideline

1. Party A agrees that qualified technicians assigned by Party B can study and implement the technology specified hereunder in Party A’s scientific research and production laboratory within 60 days since the effective date hereof.

2. Party A agrees that the principal of the clinical trial designated by Party B can sort and hand over relevant documents for Party A’s initial clinical trial in accordance with the GCP and ICH-GCP within 60 days since the effective date hereof.

3. After obtaining the technology transfer right, Party B can enter into the subsequent clinical cooperation and research contract with Party A and can continuously carry out clinical trial in Party A’s relevant units or make technical improvements and multicenter clinical trial of relevant technology in China (including Hong Kong Special Administrative Region and Macao Special Administrative Region).

4. Declaration and Approval

1. Party A shall be responsible for continuously completing the declaration of approvals related to clinical trial of army and shall possess the ownership of the approvals; both parties hereto shall be jointly responsible for declaration of clinical trial approvals required by relevant competent governmental departments and shall jointly possess the ownership of all approvals.

Upon approval, above approvals shall be applied in exclusive cooperation on subsequent clinical trial/trial between both parties. For avoidance of ambiguity, Party A can only use relevant declared and approved approvals based on the subject technology specified hereunder in the Hospital or in the subsequent clinical trial/trial cooperation of both parties and shall not transfer, permit, authorize or otherwise provide the approvals to a third party.

2. When Party A makes a declaration to relevant governmental departments of China for approval in the form of product or technology, Party A shall be treated as the first completion unit and Party B shall be treated as the unit of sponsor for joint declaration. Both parties hereto shall be jointly responsible for specific matters concerning declaration and approval.

5. Ownership of Intellectual Property and Principle of Allocation

1. Before conclusion hereof, the author and sponsor of unpublished papers related to the project technology shall be Party A and Party C respectively at the time of subsequent publication. For papers generated after conclusion hereof, Party A and Party B shall be treated as the academic subject and sponsor respectively.

2. After conclusion hereof, both parties shall be the co-author or inventor of other relevant intellectual property other than papers related to the technology agreed in the project and Party B shall be treated as the applicant.

3. After technology transfer, Party A shall reserve the right to use the technology agreed hereunder for free within the unit range, but shall not transfer, permit, authorize or otherwise provide such technology to a third party.

4. Both parties shall have the right to participate in the subsequent research or project application related to the agreed technology.

5. The subsequent reformation and improvement on the technology agreed hereunder shall be completed by both parties jointly and the achievements shall be possessed by both parties, with Party A ranking the first; the achievements of the subsequent improvement on technology completed by Party A independently shall be possessed by Party A. Party B shall have the priority to be the transferee of such improved technology and the transfer price shall be negotiated separately.

6. Acceptance Standard and Method

After 60 days when Party B uses the technology agreed for the project, Party B can reach the technical indicator specified in Article 2 hereof; the evaluation and acceptance are made in accordance with cGMP cell production quality standard. Party B or its representative institution shall issue the technology acceptance certificate agreed for the project.

7. Transfer Expense and its Payment Method

The total expense for technology transfer is RMB 12 million (in words: Say Twelve Million Yuan Only), which shall be paid by installments.

1. Initial payment: Party B shall pay RMB 3.20 million (in words: Say Three Million and Two Hundred Thousand Yuan Only) to Party A within five working days since the effective date hereof.

2. Second payment: Party B shall pay RMB 6.80 million (in words: Say Six Million and Eight Hundred Thousand Yuan Only) to Party A within five working days upon formal receipt of the information related to four technologies specified in Article 1 hereof provided by Party A and after changing the registered patent applicant of four transfer technologies to Party B in State Intellectual Property Office of the PRC.

3. Third payment: Both parties, through consultation, agree that Party A shall enter into the exclusive cooperation agreement concerning clinical trial with Party B within shortest possible reasonable time upon receipt of the approval for clinical trial of army and separately provides for the contents of clinical trial agreement. Party B shall pay the remaining contract price of RMB 2 million (in words: Say Two Million Yuan Only) to Party A within five working days since the signing date of aforesaid clinical cooperation agreement.

8. Confidentiality Principle

1. Both parties hereto shall be obliged to keep all literal data and other materials of any form (hereinafter referred to as “confidential information”) obtained during conclusion and performance hereof confidential. Without the consent of the submitting party, both parties shall not disclose or improperly use such information to a third party.

2. Both parties hereto shall make reasonable effort and take preventive measure to prevent any affiliated company, employee or any other personnel and the recruited intermediary and enterprise from obtaining or arbitrarily using or disclosing above confidential information.

3. No matter whether the Agreement is changed, suspended or terminated, this provision shall be binding upon both parties, unless that the obligee of relevant confidential information agrees to release the other party from its confidentiality obligation in writing or such confidential information is known to the public not due to the violation of the party or the confidentiality obligation and responsibility can be relieved in accordance with laws and regulations.

4. Party B, as a listed company, shall be responsible for disclosing the performance hereof in a timely manner and Party B shall be obliged to support and assist relevant information disclosure.

9. Change and Termination of the Contract

1. The Contract can be terminated by both parties through friendly consultation.

2. Where either party fails to perform the contractual provisions which causes failure in performance or full performance hereof, the other party shall have the right to change and terminate the Contract.

3. Where the Contract cannot be performed smoothly due to force majeure such as war, natural disaster and earthquake, both parties hereto shall bear their respective losses and shall not assume any liability for breach. Both parties hereto shall send a notice to the other party within the shortest possible time to minimize the loss and jointly negotiate about the change or termination hereof.

10. Liability for Breach

1. In case of violation of the payment condition specified hereunder, the liquidated damages equal to 3‰ of the amount payable shall be paid for each day of delay.

2. In case of violation of the confidentiality obligation or agreement on intellectual property specified hereunder, the default party shall make a compensation; in case of any loss resulting therefrom which loss amount cannot be calculated, the liquidated damages equal to 30% of the contract price, i.e. RMB 3.60 million, shall be paid.

3. Where Party A’s technology violates the patent right or relevant intellectual property of others, Party A shall be responsible for the loss resulting therefrom.

4. Where either party violates the provisions specified hereunder which causes meaningless performance hereof, the non-breaching party shall have the right to terminate the Contract and the default party shall assume corresponding compensation liability.

11. Dispute Settlement

All disputes arising out of or in connection with the performance hereof shall be settled by both parties through friendly consultation. Where no agreement is reached, either party shall have the right to file an application to Beijing Arbitration Committee for arbitration. The award of arbitration shall be final and binding upon both parties.

12. Miscellaneous

1. All matters uncovered hereunder shall be agreed by both parties separately and shall be added as memorandum or supplementary agreement. The memorandum or supplementary agreement shall have the same legal effect with the Agreement.

2. The Contract is made in quadruplicate, with both parties holding two copies respectively, which shall have the same legal effect. The Contract shall come into force after being signed and sealed by both parties.

Party A (seal): General Hospital of the Chinese People’s Liberation Army	Party B (seal): Cellular Biomedicine Group (Shanghai) Ltd
Legal representative: Li Shuzhang (Seal)	Legal representative: /s/ Cao Wei
Project leader:	Project leader:
Date: February 4, 2015	Date: February 4, 2015